360 Global Wine Reports Results for the Second Quarter of 2006

Anticipates National Launch of Cucina Viansa Wines

Sonoma, CA, -- AUGUST 24, 2006 -- 360 Global Wine Company (OTCBB: TSIX.OB), a marketer and distributor of wines and wine-related products, has filed its financial results for the second quarter and six months ended June 30, 2006.

Revenues for the second quarter ended June 30, 2006 were approximately $4.3 million as compared to approximately $84,000 for the second quarter ended June 30, 2005. Revenue for the six months ended June 30, 2006 was approximately $8.0 million as compared to approximately $244,000 for the six months ended June 30, 2005. The increase in revenue primarily relates to the July 2005 acquisition of Viansa Winery in Sonoma Valley, California.

The Company reported gross profit of approximately $1.7 million in the second quarter ended June 30, 2006 as compared to $78,000 for the second quarter ended June 30, 2005. For the six months ended June 30, 2006, the gross profit was approximately $3.1 million as compared to the gross profit of $204,000 for the six months ended June 30, 2005.

During the second quarter of 2006, the Company recorded an operating loss of approximately $1.4 million, of which $191,250 related to non-cash employee stock compensation expense, and $424,350 primarily related to one-time legal costs associated with the Company’s restatement of historical financials and certain acquisition and divestiture transactions.

For the second quarter ended June 30, 2006, the Company had net income per common share of $3.91, a 354% increase over the second quarter ended June 30, 2005, which reported a net income per common share of $0.86. This significant increase in earnings per common share of the second quarter of 2006 over the second quarter of 2005 in large part resulted from a $32.3 million gain on financial instrument derivatives.

The year-to-date operating loss, as of June 30, 2006, is reported as approximately $24.2 million, of which $21.8 million resulted from non-cash items ($13.3 million in employee and Board of Directors stock-based compensation, $4.5 million in common stock for marketing sponsorship, and $4.0 million for common stock compensation to consultants).

Management is focusing its concentration on the Company’s premium wine production and retailing business. Accordingly, the Company is discontinuing its support of the KKLLC joint venture, a Napa Valley, California-based wine producer and distributor. That decision was primarily the result of an inability to integrate KKLLC’s operations with those of Viansa in a manner that allowed for operating efficiencies, as had been initially anticipated. As a result, KKLLC is now being reported as a discontinued operation for financial reporting purposes. Those financial results for 2005 and 2006 have been excluded from the financial statements. As of June 30, 2006, the Company has reduced its investment in KKLLC, as reported on its financial statements, to zero. Management has also moved forward with the plan to discontinue mineral extraction and processing operations.

CEO Jake Shapiro commented, “We are looking forward to the national launch of our new wine brand, Cucina Viansa, with this exceptional product, and the efforts of our growing distribution team, we expect to enhance our business in 2007.”

The Company previously issued convertible debt and warrants to purchase shares of the Company’s common stock in connection with certain financings, including its acquisition of the Viansa Winery. Pursuant to certain accounting rules a significant portion of the convertible debt and the warrants must be revalued at the end of each fiscal quarter. Based upon the change resulting from this fiscal quarter’s “mark to market” process, we experienced a non-cash adjustment in the carrying value of our financial instrument derivatives, which resulted in a non-cash income or expense item. As a result of the changing market prices of our common stock, the Company recognized a gain on financial instrument derivatives of $32.3 million for the second quarter ended June 30, 2006. As a result of the recognition of certain financial instrument derivatives during the first quarter ended March 31, 2006, which created in a loss of $82.7 million loss on financial instruments derivatives, the Company recorded a $43.3 million loss on financial instrument derivatives for the six months ended June 30, 2006.

For additional details on the three months and six months ending June 30, 2006, please reference its 10-QSB on file with the SEC.

About 360 Global Wine Company
360 Global Wine Company, based in Sonoma, California, is developing a wine company. Management has invested in, and plans to consolidate, a number of small and mid-sized wineries to build an efficient operation with effective sales, marketing, and branding strength. The Company has acquired ownership interest in a prime wine property, developed a distribution network covering the US, significantly enhanced its management, and committed substantial resources to a dynamic brand-building campaign. During 2006, the Company is looking to expand and leverage its retail operations and build a significant wholesale operation serving restaurants and retail/liquor outlets.

Any statements made in this press release which are not historical facts contain certain forward-looking statements, as such term is defined in the Private Litigation Reform Act of 1995, concerning potential developments affecting the business, prospects, financial condition and other aspects of the company to which this release pertains. These forward looking statements involve known and unknown risks, uncertainties and other factors that may cause our actual results of the specific items described in this release, and the company's operations generally, to differ materially from what is projected in such forward-looking statements. Although such statements are based upon the best judgments of management of the company as of the date of this release, significant deviations in magnitude, timing and other factors may result from business risks and uncertainties including, without limitation, the company's dependence on third parties, general market and economic conditions, technical factors, the availability of outside capital, receipt of revenues and other factors, many of which are beyond the control of the company. Although we believe that the expectations reflected in the forward looking statements are reasonable, we cannot guarantee future results, levels of activity, performance, or achievements. Moreover, neither we nor any other person assumes responsibility for the accuracy and completeness of such statements, and we disclaim any obligation to update information contained in any forward-looking statement.

For the Company	Investor Relations
Aimee Oandasan	Andrea Raetzer or James Carbonara
707-935-4700	212-825-3210
AimeeO@viansa.com	araetzer@investorrelationsgroup.com
www.360wines.com	www.investorrelationsgroup.com